Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 2,046,191,301.00	0.0001381	$ 282,579.02
Fees Previously Paid
	Total Transaction Valuation:	$ 2,046,191,301.00
	Total Fees Due for Filing:			$ 282,579.02
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 282,579.02
	Net Fee Due:			$ 0.00
Offering Note
[1]	Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of March 2, 2026, by and among Stallion Intermediate Corporation ("Parent"), Stallion MergerSub Corporation and Select Medical Holdings Corporation (the "Company"). In accordance with Exchange Act Rule 0-11, the maximum number of the Company's common stock, par value $0.001 per share (the "Company Shares"), to which this transaction applies was estimated to be 124,011,594, which consists of: (a) 106,324,913 issued and outstanding shares of Company Shares, excluding shares underlying outstanding Company restricted stock awards ("Company Restricted Shares"), entitled to receive the Merger Consideration of $16.50 per Company Share; (b) 3,351,460 Company Restricted Shares (other than Company Restricted Shares that are Rollover Shares) outstanding immediately prior to the effective time of the Merger, which will vest in full as of immediately prior to the effective time of the Merger and be converted into the right to receive the Merger Consideration of $16.50 per Company Share; and (c) 14,335,221 Rollover Shares, that will be contributed to Parent or its Affiliate immediately prior to the closing of the Merger in exchange for equity interests in Parent or such Affiliate having a fair market value equal to the fair market value of the Rollover Shares contributed. In accordance with Exchange Act Rule 0-11 and estimated solely for the purposes of calculating the filing fee, the proposed maximum aggregate value of the transaction was calculated as the sum of: (a) the product of 106,324,913 Company Shares and the Merger Consideration of $16.50 per share; (b) the product of 3,351,460 Company Restricted Shares (other than Company Restricted Shares that are Rollover Shares) and the Merger Consideration of $16.50 per share; and (c) the product of 14,335,221 Rollover Shares and the Merger Consideration of $16.50 per share, the fair market value of equity interests of Parent or its Affiliate that will be received in exchange for Rollover Shares. In accordance with Section 13(e) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in the preceding paragraph multiplied by 0.0001381.

Table 2: Fee Offset Claims and Sources	☐Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	1		Schedule 14A	001-34465	04/15/2026		$ 282,579.02
Fee Offset Sources		SELECT MEDICAL HOLDINGS CORP	Schedule 14A	001-34465		04/15/2026		$ 282,579.02
Explanation of the basis for claimed offset:
[1]	The Company previously paid $282,579.02 upon the filing of its Preliminary Proxy Statement on Schedule 14A on April 15, 2026 in connection with the transaction reported hereby.